EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA ANNOUNCES NEW STOCK
REPURCHASE PROGRAM AND INCREASED QUARTERLY DIVIDEND
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Broomall, Pennsylvania – July 24, 2014 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market: ALLB), the holding company for Alliance Bank, announced today that it has repurchased 407,145 shares of common stock under its previously announced stock repurchase program, which has only 44,585 shares remaining for repurchase, and that the Company’s Board of Directors approved a new stock repurchase program of up to 100,000 shares of common stock upon completion of the existing program.  The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors over a one-year period. The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.06 per share, payable on August 22, 2014 to shareholders of record at the close of business on August 8, 2014.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated "We are pleased to announce a 20% increase in our quarterly cash dividend and our fourth share repurchase program, which reflects our continuing commitment to enhance shareholder value while prudently managing our capital.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates eight full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.